Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, February 12, 2013 7:00 A.M. CST

A. H. Belo Corporation Announces Full-Year 2012 and
Fourth Quarter Net Income
DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported full-year 2012 net income of $0.01 per share compared to a net loss of $0.51 per share in 2011. In the fourth quarter of 2012, the Company’s net income was $0.11 per share compared to a net income of $0.12 per share in the fourth quarter of 2011. Fourth quarter 2012 net income includes non-cash expense of $2.4 million for the impairment of press-related assets in Southern California and $0.6 million of costs to cease printing certain commercial products.
Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization (“EBITDA”) with pension expense, impairment expense and net investment-related losses added back, was $41.8 million for the full-year 2012, reflecting our investments in new products and marketing. As a result of these investments Adjusted EBITDA decreased 12 percent compared to the prior year period. Adjusted EBITDA for the fourth quarter of 2012 was $13.6 million - a decrease of 39 percent compared to the prior year period.
As of December 31, 2012, cash and cash equivalents were $34.1 million, and the Company had no borrowings under its bank credit facility. On January 4, 2013, the Company terminated its credit agreement to provide greater financial and operating flexibility and eliminate substantial costs related to the credit agreement.
Robert W. Decherd, chairman, president and Chief Executive Officer, said, “Our 2012 operating performance reflects the Company’s success in fulfilling its financial principles, while continuing to focus on diversifying and stabilizing revenue streams, managing expenses and generating cash.
“For the first year since the spin-off from Belo Corp. in 2008, A. H. Belo was net income positive, an outstanding accomplishment during these transformational times. Thanks to prudent expense management, the Company delivered 2012 Adjusted EBITDA of $41.8 million, exceeding the high end of our previous guidance. We begin 2013 with a strong balance sheet and the flexibility to deploy cash in the long-term interests of the Company, its shareholders and employees.”

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Full-Year 2012 and Fourth Quarter Net Income
February 12, 2013

Full-Year Results
Total revenue was $440.0 million in 2012, a decrease of 5 percent compared to the prior year. Excluding the impact of advertising related to the Super Bowl in Dallas during the first quarter of 2011, total revenue decreased 4 percent compared to 2011.
This rate of decline is the lowest year-over-year decline since the Company’s spin-off from Belo Corp. in 2008. Advertising revenue, including print and digital revenues, decreased 9 percent compared to the prior year.

•	The smallest percentage decrease came at The Press-Enterprise, followed by The Dallas Morning News and The Providence Journal

•	Display revenue decreased 15 percent to $84.6 million

•	Preprint revenue decreased 3 percent to $84.8 million

•	Classified revenue decreased 11 percent to $54.1 million

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Digital revenue decreased 1 percent to $34.7 million. Excluding the impact of non-recurring revenue associated with a discontinued digital advertising platform and the Super Bowl in Dallas, digital revenue increased 8 percent

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In the third quarter of 2011, The Dallas Morning News discontinued the niche publication Quick. When Quick’s advertising revenue in 2011 is excluded, advertising revenue from ongoing niche publications decreased 2 percent to $22.4 million.

Circulation revenue was $136.5 million in 2012, a decrease of 2 percent compared to 2011. Excluding $2.7 million of year-over-year increase in circulation revenue resulting from The Providence Journal’s transition from a carrier to a distributor circulation model at the end of 2011, total circulation revenue decreased 4 percent as single copy sales declined, primarily in Dallas due principally to the impact of the Dallas Mavericks’ NBA championship in 2011.
Printing and distribution revenue was $45.3 million in 2012, an increase of 16 percent compared to the prior year due primarily to expansion of commercial printing and distribution contracts in Providence and Riverside. However, 27 percent of this increase pertained to Southern California’s North County Times, whose owners ceased printing the publication with the Company in

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Full-Year 2012 and Fourth Quarter Net Income
February 12, 2013

October 2012, well before the expiration of a multi-year contract. The Company is pursuing multiple remedies to this breach of contract.
Total consolidated operating expense was $440.7 million in 2012. Excluding the effect of pension and impairment expenses, operating expense in 2012 was $434.5 million, a 4 percent decrease compared to the prior year. This decrease was primarily driven by lower salaries and wages, newsprint, computer, repair and maintenance, and depreciation expenses.
In 2012, the Company’s newsprint expense was $40.4 million, a decrease of 5 percent for the full-year. Newsprint consumption decreased 4 percent to approximately 64,300 metric tons. Compared to the prior year, newsprint cost per metric ton decreased 1 percent, and the average purchase price per metric ton for newsprint was flat to prior year.
Excluding the effect of pension and impairment expenses in both periods, full-year corporate and non-operating unit expenses were $23.4 million, an 11 percent decrease, as salaries and wages, computer and communication expenses all decreased.
The Company’s full-year severance and related expenses totaled $1.6 million.
As of December 31, 2012, A. H. Belo had approximately 2,000 full-time equivalent employees, a decrease of approximately 4 percent compared to the prior year.
Fourth Quarter Results
Total revenue was $117.2 million in the fourth quarter of 2012, a decrease of 6 percent compared to the prior year period. Advertising revenue, including print and digital revenues, decreased 10 percent compared to the prior year period.

•	The smallest percentage decrease came at The Press-Enterprise, followed by The Dallas Morning News and The Providence Journal

•	Display revenue decreased 19 percent to $23.4 million

•	Preprint revenue decreased 3 percent to $25.9 million

•	Classified revenue decreased 13 percent to $13.1 million

•	Digital revenue increased 4 percent to $9.4 million. When the impact of non-recurring revenue associated with a discontinued digital advertising platform is

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Full-Year 2012 and Fourth Quarter Net Income
February 12, 2013

excluded, digital revenue increased 15 percent, primarily due to increased automotive digital revenue at The Dallas Morning News and marketing services revenue associated with 508 Digital

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Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, decreased 16 percent to $6.0 million, due primarily to weakness in department stores, financial and healthcare categories.

Circulation revenue was $33.9 million in the fourth quarter, a decrease of 4 percent compared to the prior year period. This decrease is primarily driven by a single copy sales decline at The Dallas Morning News.
Printing and distribution revenue was $11.5 million in the fourth quarter, an increase of 14 percent compared to the prior year period due primarily to the expansion of printing and distribution contracts at The Providence Journal.
Total consolidated operating expense in the fourth quarter was $115.0 million. Excluding the effect of pension and impairment expenses in both periods, operating expense in the fourth quarter was $111.7 million, flat to prior year period.
The Company’s newsprint expense in the fourth quarter was $10.5 million, a decrease of 3 percent compared to the prior year period. Newsprint consumption dropped 3 percent to approximately 16,700 metric tons. Compared to the prior year period, newsprint cost per metric ton was flat, and the average purchase price per metric ton for newsprint increased 2 percent.
Excluding the effect of pension and impairment expenses in both periods, fourth quarter corporate and non-operating unit expenses were $5.0 million in the fourth quarter, a 24 percent decrease, as salaries and wages, computer and depreciation expenses all declined.
Fourth quarter severance and related expenses totaled $0.8 million.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Full-Year 2012 and Fourth Quarter Net Income
February 12, 2013

Pension Plans
The Company continued its efforts to address pension plan underfunding and reduce the cost of operating the Company’s frozen plans. On October 3, 2012, Company-sponsored pension plans offered buyouts to 1,433 participants. A total of 889 participants accepted the offer which is expected to reduce the projected benefit obligation by $14.5 million. As of December 31, 2012, approximately 93 percent of plans participants accepting the offer were paid a total of $9.8 million from the plans’ assets.
At the end of 2012, A. H. Belo recorded a $10.6 million charge to its accumulated other comprehensive loss account on the balance sheet due to a decline in the composite discount rate of the Company’s defined benefit pension plans. On December 31, 2012, the composite discount rate for the plans was 3.7 percent, a 50 basis point decrease from December 31, 2011.
As a result of favorable investment performance and other factors, the pension plans had a net underfunded balance of $122.8 million as of December 31, 2012 versus $146.0 million at the end of 2011.
Investments
The Company received a $2.4 million dividend in December 2012 from its equity interest in Classified Ventures, owner of Cars.com and Apartments.com.
In December 2012, DMNmedia, the marketing solutions group of The Dallas Morning News, Inc., announced the acquisition of the assets of DG Publishing, Inc., a magazine publisher of high-end resource guides including Design Guide Texas and The Texas Wedding Guide. The purchase further strengthens The Morning News’ media portfolio in the luxury magazine segment and will complement FD Luxe, a premium lifestyle magazine targeting affluent consumers in North Texas.
In January 2013, the Company sold a real estate property in Southern California, generating a gain and pre-tax net proceeds of approximately $0.2 million.
Non-GAAP Financial Measures
Reconciliations of net income (loss) to EBITDA and Adjusted EBITDA are included as exhibits to this release.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Full-Year 2012 and Fourth Quarter Net Income
February 12, 2013

Financial Results Conference Call
A. H. Belo will conduct a conference call on Tuesday, February 12 at 1:00 p.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-877-531-2988 (USA) or 612-332-0634 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CST on February 12 until 11:59 p.m. CST on February 26, 2012. The access code for the replay is 281510.
About A. H. Belo Corporation
A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company’s investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find n Save.  A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses.  Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Full-Year 2012 and Fourth Quarter Net Income
February 12, 2013

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, business initiative, pension plan contributions and obligations, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation
Consolidated Statements of Operations

	Three months ended December 31,		Twelve months ended December 31,
In thousands, except per share amounts (unaudited)	2012	2011	2012	2011
Net Operating Revenues
Advertising and marketing services	$71,850	$79,587	$258,223	$282,621
Circulation	33,851	35,192	136,506	139,892
Printing and distribution	11,487	10,073	45,317	38,990
Total net operating revenues	117,188	124,852	440,046	461,503
Operating Costs and Expenses
Salaries, wages and employee benefits	45,078	44,186	177,070	187,738
Other production, distribution and operating costs	44,297	44,066	167,132	174,942
Newsprint, ink and other supplies	16,073	15,890	61,315	60,081
Depreciation	5,798	7,202	27,478	30,427
Amortization	1,310	1,309	5,239	5,239
Asset impairments	2,444	6,500	2,444	6,500
Pension plan withdrawal	—	—	—	1,988
Total operating costs and expenses	115,000	119,153	440,678	466,915
Net income (loss) from operations	2,188	5,699	(632)	(5,412)
Other Income (Expense), Net
Other income (expense), net	991	(2,318)	3,413	159
Interest expense	(124)	(158)	(630)	(669)
Total other income (expense), net	867	(2,476)	2,783	(510)
Income (Loss) Before Income Taxes	3,055	3,223	2,151	(5,922)
Income tax expense	446	472	1,732	5,011
Net Income (Loss)	2,609	2,751	419	(10,933)
Net loss attributable to noncontrolling interests	(65)	—	(107)	—
Net Income (Loss) Attributable to A. H. Belo Corporation	$2,674	$2,751	$526	$(10,933)

Per Share Basis
Net income (loss) attributable to A. H. Belo Corporation
Basic	$0.11	$0.12	$0.01	$(0.51)
Diluted	$0.11	$0.12	$0.01	$(0.51)
Weighted average shares outstanding
Basic	22,000	22,570	21,948	21,496
Diluted	22,101	22,740	22,066	21,496

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	December 31,
In thousands (unaudited)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$34,094	$57,440
Accounts receivable, net	46,964	50,533
Other current assets	18,079	20,225
Total current assets	99,137	128,198
Property, plant and equipment, net	144,609	163,418
Intangible assets, net	36,293	41,532
Other assets	11,900	11,940
Total assets	$291,939	$345,088
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,178	$18,062
Accrued expenses	26,012	30,167
Advance subscription payments	20,708	22,491
Total current liabilities	61,898	70,720
Long-term pension liabilities	122,821	145,980
Other liabilities	5,160	6,909
Total shareholders’ equity	102,060	121,479
Total liabilities and shareholders’ equity	$291,939	$345,088

A. H. Belo Corporation
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three months ended December 31,		Twelve months ended December 31,
In thousands (unaudited)	2012	2011	2012	2011
Net income (loss) attributable to A. H. Belo Corporation	$2,674	$2,751	$526	$(10,933)
Depreciation and amortization	7,108	8,511	32,717	35,666
Interest expense	124	158	630	669
Income tax expense	446	472	1,732	5,011
EBITDA	10,352	11,892	35,605	30,413
Addback:
Pension expense	849	1,248	3,746	8,161
Impairments	2,444	6,500	2,444	6,500
Net investment-related losses	—	2,634	—	2,634
Adjusted EBITDA	$13,645	$22,274	$41,795	$47,708
EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net income (loss). Adjusted EBITDA is calculated by adding pension expense, non-cash impairment expense and net investment-related losses recorded to EBITDA.
Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (”GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as a supplemental measure of the Company’s financial performance and to assist with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. EBITDA or similar measures are also common alternative measures of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.